EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q1 2020 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust First Quarter 2020 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s First Quarter 2020 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call, Will Eglin, Chairman and CEO, and Beth Boulerice, CFO, will provide a recent business update and commentary on first quarter results. Executive Vice Presidents Brendan Mullinix, Lara Johnson, and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather. Good morning everyone. First and foremost, we hope you and your families are staying safe and healthy during this unprecedented and challenging time. There are considerable uncertainties facing the global economy and some parts of the REIT industry, and we are working diligently in this environment to mitigate any potential impact on our business and take full advantage of new opportunities that we believe our company is so well-positioned to act upon.

The Covid-19 pandemic has created a few challenges, but our company is operating well, and our portfolio performance has been extremely resilient. We acted early in March to ensure the safety and health of our employees by transitioning to a complete work-from-home arrangement. All in all, it has proven quite effective. In addition to smoothly moving to a virtual work environment, our employees have donated over $100,000 to charities and provided considerable financial assistance to help the family of one of our employees who lost both her father and husband in successive weeks. To me, there are no finer corporate citizens than ours and I could not be prouder.

A significant asset of our company is our long-standing relationships with our tenants, and our communications remain open and active. To date, we have fared extremely well with our consolidated Cash Base rent collections, with 99.8% of April rents collected and May rent collections are higher than at the same date in April.

As expected, we have received rent relief requests from some of our tenants, and we are amenable to deferring rent in the context of negotiating lease modifications that we believe may preserve or enhance value. Every situation is different, with some tenants needing financial assistance and most others, in our view, being opportunistic in their requests.

At quarter end, our overall portfolio was 97.2% leased, up slightly when compared to last quarter, and our weighted-average lease term of 8.3 years is working in our favor in a defensive climate. We have minimal lease expirations for the remainder of 2020, with only 2.4% of our overall revenue subject to renewal, and our outlook on leasing outcomes in 2021 remain largely unchanged at this time. We will provide updates accordingly as the year progresses.

We continue to focus on our core business objectives, and we are pleased to have completed the bulk of our transition to an industrial REIT. While we cannot estimate the full impact that COVID-19 will have on our overall business, we believe our risk is mitigated as a result of this transition and our emphasis on warehouse and distribution facilities has generated strong shareholder returns relative to other sectors. In January and February, we purchased $195 million dollars of high-quality industrial assets with a robust weighted-average lease term of nine years in strong submarkets of Chicago, Phoenix, and Dallas. Subsequent to quarter-end, we acquired an industrial property in Savannah for approximately $35 million, which was match funded through a small equity raise off of our ATM. Fortunately, we did not have substantial investment commitments in place at pre-pandemic valuations and we have capital to invest at higher yields as a result.

We believe we are in a more advantageous investment environment than we have been in recent years, with cap rates having moved 5 to 10% in our favor. Accordingly, we are actively engaged in underwriting new investments, and we are working to add high-quality, well-located acquisitions and build-to-suits to our pipeline with most opportunities at going-in cap rates in the 5.25% to 6% range.

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In view of our retained cash flow, financial flexibility, anticipated sales proceeds, and access to capital markets, we are quite comfortable with our financial approach to our forward pipeline, although on-going market conditions may change our view in the future. We believe the longer-term industrial opportunity also appears promising as we expect to see a continued shift to e-commerce, more resilient supply chains that accommodate additional inventory, and the potential for more goods to be produced domestically, which bodes well for our business.

We disposed of $43 million dollars of office properties during and subsequent to quarter-end. These assets generated a combined annualized NOI of $3.2 million dollars. Although subject to change given the current environment, our 2020 disposition plan still contemplates disposing of, or marketing for sale, up to $500 million dollars of primarily office properties. While we remain active and engaged, we have witnessed and expect to continue to see a slow down on the dispositions front, at least for the remainder of the first half of the year, with a potential pick-up in the transactions market in the second half of the year. Our focus continues to be on our transition to becoming a 100% industrial REIT by year-end 2022, although our progress this year may be slower than we anticipated when the year began.

We have been active in both issuing and repurchasing common shares in a volatile market. Year-to-date, we have issued approximately four million common shares net, at an average price of $11.06 per share under our ATM program. Depending on our share price, we will continue to access capital markets to fund acquisitions, supplementing our investment needs with retained cash flow, disposition proceeds, and utilizing our credit line as needed.

With a strong balance sheet, favorable liquidity position, healthy weighted-average lease term, and a conservative payout ratio, we believe we are well-positioned for the current environment. At this time, we are maintaining 2020 Adjusted Company FFO guidance in the range of $0.74 to $0.77 per common share, although this is subject to change depending on portfolio performance over the balance of the year. Our business strategy remains largely unchanged, and we will continue to capitalize on favorable market opportunities to grow our industrial portfolio.

With that, I’ll turn the call over to Beth who will provide a financial update.

Beth Boulerice:

Thanks, Will. Starting with first quarter financial results, our Adjusted Company FFO was approximately $0.19 cents per diluted common share, which was in-line with our expectations. Our Adjusted Company FFO payout ratio of 55.3% at quarter end remains extremely conservative, which is particularly important in this current environment.

Property operating expenses of $10 million dollars are down when compared to last quarter, of which 80% was attributable to tenant reimbursements. G&A expenses were under $8 million dollars in the quarter, a decrease of $700 thousand dollars compared to the first quarter of 2019. Our estimated 2020 G&A is still forecasted to fall within a range of $31 to $33 million dollars.

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During the quarter, the tenant at our Chillicothe, Ohio property dissolved its tenant entity and is no longer paying rent. We were able to backfill the majority of the space and sustain the rent with the subtenants in-place.  However, we recorded a non-cash deferred rent receivable write-off of about $600 thousand dollars relating to the prior tenant.  Additionally, we recorded a $1.2 million deferred rent receivable reserve on one of our properties due to tenant credit concerns.

Year-over-year, same-store occupancy was down a little over 1%, although same-store NOI was down just 0.2%, and up 0.5%, when excluding single-tenant vacancies.

Moving onto rental collections, as Will mentioned, we have done well with our consolidated Cash Base rent collections with all of March and 99.8% of April paid. We have also collected 84% of May rents that were due at the beginning of the month, which is a slightly better collection rate as compared to April for the same time period. Although promising to date, the information regarding historical rent collection should not be considered an indication of expected future rent collections.

As mentioned, we have received rent relief requests from some of our tenants. The amount of rent relief requests we have received represented 5.5% of our 2019 annual Cash Base rents. The majority of these requests were in the form of rent deferral requests over varying periods of time. The amount of rent relief requests from tenants whose operations we believe have been impacted by the current pandemic to the point of needing financial assistance represented less than 1% of our 2019 annual Cash Base rents. Our team continues to work diligently with our tenants as we manage through these unprecedented economic conditions, and while we are in discussions, to-date, we have not yet granted any rent relief.

We evaluate all requests to determine what is the best course of action moving forward. In all these instances, we are requesting specific financial information, including any government assistance requested, to deem if rental relief is warranted. Some tenants have chosen not to provide such information and have continued to pay rent.

We do not expect any material impact to our GAAP rental revenues resulting from rent relief requests at this time, absent any material tenant defaults. However, we can give no assurances on the outcomes of any rent relief requests.

Turning to our estimated 2020 Adjusted Company FFO guidance, we are maintaining current guidance in the range of $0.74 to $0.77 cents per diluted common share. Factors driving this decision include our current outlook on investments and dispositions, minimal 2020 remaining lease expirations, and the potential sale of our Dow Chemical facility later in the second half of the year, among other things. We also have built in approximately 150 basis points of bad debt expense into our guidance for the remainder of the year as we believe it is prudent given the current economic environment. Keep in mind, this guidance range is forward looking and is always subject to change. We will continue to monitor our guidance closely in light of existing and future market conditions.

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Looking at our balance sheet, we believe we entered the pandemic in a position of strong financial strength with ample liquidity and borrowing capacity. At quarter end, we had approximately $90 million dollars of cash, including restricted cash, with approximately $470 million dollars available on our unsecured revolving credit facility. We remain very comfortable with our leverage of 5.5 times net debt to Adjusted EBITDA at quarter-end and note that our unsecured debt to unencumbered NOI is 5.1 times. Unencumbered NOI represented more than 85% of our portfolio at quarter end. Further, we have no significant debt maturities before 2023. At quarter end, our consolidated debt outstanding was approximately $1.4 billion with a weighted-average interest rate of approximately 3.7% and a weighted-average term of seven years.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct Q&A.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

And our first question today comes from Jamie Feldman from Bank of America.

Elvis Rodriguez:

This is Elvis on for Jamie. I just had a quick question. So on your commentary and also in the release, you mentioned that today's market conditions are a little bit more favorable and cap rates have widened a bit in your favor in that 5% to 10% range. Can you just elaborate on that? Is that because of COVID-19? And are you seeing any transactions out there that are giving you sort of this perspective?

T. Wilson Eglin:

Yes. I think that that's what we've observed in the market so far. I think quite a bit of it is that debt capital hasn't been readily available. So if anything, our view is that as debt markets recover over the balance of the year, cap rates may very well compress again and this opportunity may be somewhat limited. So we want to try to take full advantage of that. And we do have transactions that we're working on in our pipeline that prove the thesis that cap rates widened out. So we think that's a good opportunity for us.

And the other thing is fewer buyers are able to get through diligence in some transactions, so the buyer pool is a little bit limited from that standpoint.

Elvis Rodriguez:

And would you say these are distressed sellers or sellers that are looking to just exit markets? Like can you, perhaps, give us some indication of the makeup of those sellers that you're seeing lower their pricing?

T. Wilson Eglin:

Yes. I wouldn't think that there will be any real distressed opportunity in our asset class. But generally, we're often buying some merchant builders who've either completed build-to-suits or built spec real estate that's being leased and they have an interest in getting liquidity from their projects to move on to whatever's next. So in these sales, they may be making a little bit less money than they thought a few months ago, but I think it's just a desire for liquidity in the context of their overall strategy more than anything else.

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Elvis Rodriguez:

Thank you. That's helpful. And then maybe just 1 more. On the office side, has tenant interest or investor interest increased in sort of the suburban second-tier city office buildings as perhaps people start to think about leaving less dense cities? I'm just curious on your thoughts there and any conversations you're having.

T. Wilson Eglin:

I think it's a little early to draw conclusions. But our view is that in many cases with will be good for suburban office as companies look to diversify how they're officing their people. So in terms of the rent relief requests that we got, it was sort of disproportionately small in office, which suggests to me that that thesis may prove out to be true. But it's just a little bit early to have proof of that.

Operator:

Our next question comes from Todd Stender with Wells Fargo.

Todd Stender:

I hope you're well, guys. You've maintained guidance, which is rare right now. We've seen most other REITs withdraw guidance. What's included in yours? You've got a handful of leases still expiring, acquisitions that may close and then dispositions, like you mentioned. Just want to see what's in there.

T. Wilson Eglin:

Yes. I mean, the truth is, Todd, there really haven't been many moving pieces that would have changed our outlook from the beginning of the year. So I think if dispositions slow down, there's, right, less dilution from that this year, that's actually good for funds from operations. So the parts of the model really haven't changed in any way that would have caused us to revisit guidance. We don't have much lease rollover and our expected outcomes on all of that stuff is still consistent with what we thought when the year began. Acquisition activity may be a little less than we thought, but LIBOR's come down. So we'll pick up some interest savings on that side of the equation.

Todd Stender:

And for any deals that you do land, is it fair to say you'll run up your line of credit, at least over the near term, just until maybe debt capital comes back your way?

T. Wilson Eglin:

Yes, we view ourselves as having line capacity. And the disposition market is not shut, it's just slower. But knock on wood, we'll have a handful of office sales in second quarter. We think the transaction market probably functions better in the back half of the year as the debt markets recover. And don't forget that given how low our dividend payout ratio is, we have a lot of retained cash flow as well. But we're not looking at putting any long-term debt on the balance sheet at this time. We think that spreads should tighten over the balance of the year before we think about longer term debt.

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Todd Stender:

No, that's helpful. How about tenants? Looking through your release and the supplemental, I don't see any tenants mentioned for the acquisitions. Can you disclose who some of those are?

T. Wilson Eglin:

Yes. Brendan, maybe I'll turn that over to you to give a little bit of a sense of who the tenants were in the first quarter acquisitions.

Brendan P. Mullinix:

Sure. Let's see. It was Kellogg's, BMW, Stanley, Black & Decker. So those are all high investment grade-ready credits. And the fourth building was leased to Ball Corporation, which is, I want to say a BB+ credit. So high on investment grade credit.

Todd Stender:

That's helpful. Thank you, Brendan. And then the Phoenix asset had 6 years left on the lease. What cap rate did that go at? I saw there was a 4.8, I guess a blended cash cap rate. How about just that, just because it was on the shorter lease term side?

Brendan P. Mullinix:

That cap rate was in the -- was just a little bit south of 5 cap. It is a brand new Class A, 40-foot clear building. It's about 160,000 square feet. It's located across the street from a brand new manufacturing facility that Ball Corporation constructed. So we think that the likelihood of renewal is extremely high there. And it's just a first-class building in a primary market.

Operator:

Our next question is a follow-up from Jamie Feldman with Bank of America.

Elvis Rodriguez:

So just 1 more for me. Can you give us any sort of -- or any color you can share on the reserve you took in the quarter? That would be helpful to us. Thanks.

T. Wilson Eglin:

Beth, I’ll let you jump in on that one.

Beth Boulerice:

Sure. Yes. So we took a $1.2 million reserve for 1 tenant that we had credit concerns about. Every quarter, we go through all of our deferred rent receivables and any accounts receivable that we have, and we have to assess them for probability of collection. So given this tenant had been downgraded by S&P and was having some operational issues as well due to COVID-19 and their industry was impacted as well for that reason. So given all of these factors and other factors, we thought that it was not probable that we would be able to collect the full deferred rent receivable and we put them now on a cash basis.

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Elvis Rodriguez:

Are you able to share what industry that tenant is part of? And then also, is it an office or industrial tenant?

Beth Boulerice:

It was in the consumer products industry.

T. Wilson Eglin:

And its industrial.

Elvis Rodriguez:

And then just one more big picture question for me. As I look at your sort of market concentration, Houston is #1 on a consolidated basis, #1 on office and #3 on industrial. Can you just talk about sort of what you're seeing on the ground there, potential lease rolls coming this year and next, and sort of any risks to your assets in that market?

T. Wilson Eglin:

Sure. James, you want to offer your perspective?

James Dudley:

Yes, sure. So our Houston portfolio's comprised of 7 properties, 1.6 million square feet. It's got a weighted average lease term of 15.7 years. So with the exception of 1 small 79,000 square foot office building where we have vacancy, we're really not in the market.

And over the last few years, really going back about 5 years, we've kind of disposed of our direct oil and gas exposure. We do have 1 tenant in 2 buildings that fabricates piping. But other than that, the majority of it is really Dow. So with the long weighted average lease term and the types of tenants that are non-direct oil and gas-related, I think we're well-positioned in Houston.

Operator:

Our next question comes from Jon Petersen with Jefferies.

Jon Petersen:

Just curious if you think there will be a lot of distressed opportunities this time around. You talked about how you expect maybe some better pricing opportunities. But certainly in the last 10 years, it seems like the industrial market especially has become more institutionalized. I was just curious how much money you think's on the sidelines looking for distressed opportunities and whether or not that kind of, I guess prohibits those opportunities coming to market just because there's so much capital out there looking for properties.

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T. Wilson Eglin:

Yes. I mean, I just don't think that our asset type that we're interested in investing in is going to see a whole lot of distress. So for us, I mean, cap rates have widened out, which is appealing on the investment side. But we're not going to keep capital on the sidelines waiting for distress, I don't see it. So it's time will tell. But I don't see a lot of distressed opportunity coming into our opportunity set.

Jon Petersen:

Got it. And then I guess on the similar line, you guys are still trying to sell some properties. I think you said in your prepared remarks that you still think you can get Dow Chemical done in the second half of the year. I guess, is the pricing on that, you think, similar to what you were thinking a few months ago? And then how do we think about maybe some properties that, I guess had a little more risk on it in terms of nearer term lease maturities like your office building in downtown Philly. What's kind of the market for those sort of buildings right now?

T. Wilson Eglin:

Sure. The situation with Dow is an interesting one. Early in the year when the 10-year Treasury was sort of yielding 1 1/2%, there was a market of investors who could prepay the debt, pay the yield maintenance and refinance and make the math work at valuations that were very good for us. The second buyer that is someone who would want to keep the debt in tact, that's mainly a 1031 exchange in investor universe. Pre-pandemic, we felt like we had a transaction put together, but with an offshore investor who's no longer traveling to the U.S. We're in negotiations with another buyer, but we just can't predict with certainty when that transaction might get done.

And maybe Lara, I'll ask you for your perspective on the balance of the office sale process.

Lara Johnson:

Sure. Thanks, Will. So the sale markets have, needless to say, been impacted by the disruption, primarily in the debt markets and institutions flat-lining themself to a large extent. That being said, there are a number of private buyers who are still very active and looking for opportunities, some 1031 motivated and some not. There have been, among transactions nationally with hard deposits, some price slippage, some deals that have been walked and certainly a slowdown on the timing of transactions.

But there are buyers out there. We've been able to access them on a number of assets we have in the market and we're in active negotiations on a few transactions with private buyers and under contract on a few others. So it's a slimmer group of perspective buyers and transactions are certainly slowed down by the disruption in the debt markets and the logistical issues associated with the pandemic, but we're hoping that will loosen up in the second half of the year, as Will said.

Operator:

Our next question comes from Barry Gertner with City Stables.

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Barry Gertner:

Great quarter, given everything that's going on. Quick question for you. In terms of rental deferral requests, is there any specific process in place as you examine them or things you think about? And then on that same vein, obviously, there are some of your tenants that will be a major beneficiary of the programs initiated by the Fed in the corporate bond market. And when you bifurcate the two going forward, is that something you're taking into consideration from folks asking for the rental deferral?

T. Wilson Eglin:

James, do you want to jump in and answer that one?

James Dudley:

Yes, sure. So we've put together a list of underwriting criteria that we send out to the tenants that have requested relief. We've established a rent relief committee that reviews that criteria as it comes in. Some tenants have been forthcoming with that information, others have chosen not to provide that information and continue to pay rent. And part of the process is definitely evaluating other avenues for which the tenants have relief that may be available to them. So that's definitely part of the process. But we're definitely asking lots of questions and making sure that anything that's granted is a genuine request or advantageous to us from the perspective of getting a lease extension or better credit.

Operator:

This concludes our question-and-answer session. I would like to turn the call back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Thanks, operator. We appreciate everyone joining us this morning and we hope that you'll visit our website or contact Heather Gentry if you would like to receive our quarterly materials. In addition, as always, you may contact me or the other members of senior management with any questions. Thanks again for joining us today, and have a great day.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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